Exhibit 10.26

AMENDMENT TO SECOND AMENDED AND RESTATED SERVICE AGREEMENT

This Amendment to Second Amended and Restated Service Agreement (this “Amendment”) is made and entered into effective January 1, 2008 (the “Effective Date”) by and among CLAYTON WILLIAMS ENERGY, INC., a Delaware corporation (the “Company”), and CLAYTON W. WILLIAMS, JR., CLAYTON WILLIAMS RANCH HOLDINGS, INC., a Delaware corporation, CLAYDESTA L.P, a Texas limited partnership, THE WILLIAMS CHILDREN’S PARTNERSHIP, LTD, a Texas limited partnership (as successor in interest to Clayton Williams Partnership, Ltd., a Texas limited partnership) and CWPLCO, INC., a Delaware corporation (collectively, the “Williams Entities”).

A.           The Company and the Williams Entities (and their predecessors and certain affiliates) entered into that certain Second Amended and Restated Service Agreement, dated as of March 1, 2005 (the “Service Agreement”) pursuant to which certain services have been furnished and will continue to be furnished between the parties.

B.           Pursuant to the Service Agreement, the Williams Entities have provided certain tax services to the Company.  Since the acquisition by the Company of Southwest Royalties, Inc. in 2004, an increasing portion of the time and resources of the tax department of the Williams Entities has been dedicated to providing these tax services to the Company pursuant to the Service Agreement.  The Williams Entities and the Company believe that the personnel and other resources dedicated to providing tax services to the Company and comparable services to the Williams Entities can be more effectively managed if all personnel involved in providing such services were employed by the Company.

C.           The parties desire to amend the Service Agreement to reflect that from and after the Effective Date personnel of the tax department of the Williams Entities that previously provided tax services to the Company shall be employees of the Company and that the Company shall provide to the Williams Entities certain tax services that previously were performed by personnel of the tax department of the Williams Entities.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in the Service Agreement, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto agree as follows:

1.           Amendment of Article I.  Article I of the Service Agreement is hereby amended to read in its entirety as follows:

ARTICLE I
TAX SERVICES

The Company agrees to provide to the Williams Entities “Tax Services” (as that term is defined in this Article I) commencing on January 1, 2008 pursuant to the following terms and conditions:

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1.01       Services to be Provided.  For purposes of this Article I, “Tax Services” shall mean:

a.	the preparation of federal and state income and franchise tax returns and reports for the Williams Entities and their respective shareholders, partners and affiliates;

b.	the provision of advice requested by the Williams Entities for tax planning; and

c.	the provision of such other services related to (a) or (b) above as the Williams Entities shall request, and which the Company has the capability to perform.

1.02       Compensation.

a.           Personnel.  The Williams Entities shall pay the Company for the use of the Company’s personnel involved in rendering Tax Services at the Company’s actual cost based on the salary and benefits received by the persons providing such services assuming a 2,000 hour work year per person, which amounts shall be billed to the Williams Entities on a per hour basis.

b.           General and Administrative Expenses.  The Williams Entities shall reimburse the Company for a proportionate part of the Company’s general and administrative expenses (office rent, equipment, supplies and other similar items) based on the amount of personnel expenses charged to the Williams Entities each month compared to the total personnel expenses of the Company associated with the provision of Tax Services to the Williams Entities and comparable services to the Company.

c.           Incidental Expenses.  The Williams Entities shall reimburse the Company at the Company’s actual cost for all reasonable expenses incurred by the Company incident to providing Tax Services, including, without limitation, telephone, postage, reproduction and other similar expenses.

d.           Date of Payment.  The Company shall bill the Williams Entities quarterly for such expenses and reimbursements as the Company may be due pursuant to the provisions of this Section 1.02.  The Williams Entities agrees to pay to the Company any invoiced amount not later than forty-five (45) days from the date of invoice.

1.03       Company Personnel.  Tax Services shall be provided by Company personnel.  The Company shall not be required to engage the services of any third party to provide Tax Services to the Williams Entities.  Any person employed by the Company who is engaged in providing Tax Services to the Williams Entities may report to and accept direction from directors and duly authorized officers, employees and other constituents of the Williams Entities, during the course of providing such Tax Services to the Williams Entities subject, in all respects, to the exercise of his or her professional responsibilities.

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1.04       Term.  The arrangements contemplated by this Article I shall begin on the Effective Date and shall continue until terminated by either the Company or the Williams Entities by providing ninety (90) days advance written notice of termination to the Williams Entities or the Company, as applicable.

2.           Amendment of Article X.  Article X of the Service Agreement is amended to add Section 10.05 which shall read in its entirety as follows:

10.05     Disclosure of Tax and Legal Advice.

a.           No Waiver of Privilege.  The parties intend that neither the Company or the Williams Entities nor their respective employees, agents and representatives shall take any action under this Agreement that might constitute a waiver of the attorney-client privilege, attorney work product, or tax practitioner privilege under applicable state and federal law with respect to any tax or legal advice received by any party to this Agreement without the express prior written consent of the party to whom the legal or tax advice was rendered.

b.           Prohibition of Disclosure of Tax and Legal Advice.  Notwithstanding any other provision of this Agreement, except as reasonably necessary to comply with applicable securities laws, to file tax returns, or otherwise comply with applicable law, the Company and the Williams Entities and their respective employees, agents and representatives may not disclose, permit the disclosure of, release, disseminate or transfer, whether orally or by any other means, to any and all persons, without limitation of any kind, any legal or tax advice provided to the Company or any of the Williams Entities and received by them as a result of this Agreement, including to any party to this Agreement or their respective employees, agents and representatives who is not the party to whom the legal or tax advice was rendered.  The parties do not intend for this Section to prohibit communication between the employees, agents, and representatives of one or more of the parties to this Agreement concerning the administration or implementation of this Agreement.

3.           Amendment of Article XII.  Section 12.03.b of Article XII is amended to read in its entirety as follows:

Except as and to the extent provided in Section 1.03, relating to Tax Services, and Section 2.03, relating to Legal Services, the employees, agents and independent contractors of the Company are employees, agents and independent contractors of the Company for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of the Williams Entities.

The employees, agents and independent contractors of the Williams Entities are employees, agents and independent contractors of the Williams Entities for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of the Company.  The Company will have no supervision or control over any such Williams Entities’ employees, agents and independent contractors and any complaint or requested change in procedure made by the Company will be transmitted by the Company to the Williams Entities.  Except as and to the extent expressly provided in Section 1.03, relating to Tax Services, and

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Section 2.03, relating to Legal Services, the Williams Entities will have no supervision or control over any such Company employees, agents and independent contractors and any complaint or requested change in procedure made by the Williams Entities will be transmitted by the Williams Entities to the Company.

4.           Amendment of Attachment A.  Attachment A to the Service Agreement is amended to read in its entirety as set forth in the Annex to this Amendment.

5.           Continuing Effectiveness.  Except as expressly modified here by, the Service Agreement, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to be effective as of the Effective Date hereof.

        THE COMPANY:

        Clayton Williams Energy, Inc.

Date: March 11, 2009	By: /s/ L. PAUL LATHAM
L. Paul Latham, Executive Vice President

THE WILLIAMS ENTITIES:
CLAYTON W. WILLIAMS, JR.
CLAYTON WILLIAMS RANCH HOLDINGS, INC.
CLAYDESTA, L.P.
CWPLCO, INC.

Date: March 11, 2009	By: /s/ CLAYTON W. WILLIAMS, JR.
Clayton W. Williams, Jr.,
individually and in the following capacities:

President of Clayton Williams Ranch Holdings,
Inc.; Manager of Claydesta Operating, L.L.C.,
general partner of Claydesta L.P.; President of
CWPLCO, Inc.

Date: March 11, 2009	THE WILLIAMS CHILDREN’S PARTNERSHIP, LTD., a Texas limited partnership

By: LPL/Williams GP, LLC, its general partner

By: /s/ L. PAUL LATHAM
L. Paul Latham, Sole Member

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Annex

Attachment A
Hunting Lease

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HUNTING LEASE

Date:	August 31, 2008

Landlord:	Clayton Williams Ranch Co.

Landlord’s Address:	6 Desta Drive, Suite 1100
Midland, Texas 79705

Tenant:	Clayton Williams Energy, Inc.

Tenant’s Address:	6 Desta Drive, Suite 3000
Midland, Texas 79705

Premises:	SURFACE ONLY of the High Lonesome Ranch, situated in Jeff Davis County, Texas, as described in Exhibit A (“Land”).

The Premises do not include livestock, crops, or Excluded Improvements located on the Land. Tenant will not be permitted to use the Excluded Improvements.

Excluded Improvements:	Any structure, improvement, or equipment situated on the Land and constructed or installed by any person other than Tenant, except for the following:

Camp Tents
Restroom Facilities

Base Rent:	$90,862

Term (months):	Twelve months (12)

Commencement Date:	September 1, 2008

Termination Date:	August 31, 2009

Permitted Use:	Solely for hunting of the following game: deer, quail, turkey

Definitions:	“Injury” means (a) damage to or impairment or loss of property or its use or (b) harm to or death of a person.

“Landlord” means Landlord and its agents, employees, invitees, licensees, or visitors.

“Rent” means Base Rent plus any other amounts of money payable by Tenant to Landlord.

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“Tenant” means Tenant and its agents, contractors, employees, invitees, licensees, or visitors.

Clauses and Covenants
A.           Tenant agrees to –
1.           Lease the Premises for the entire Term beginning on the Commencement Date and ending on the Termination Date.

2.           Accept the Premises in their present condition “AS IS”, the Premises being suitable for the Permitted Use.

3.           Obey all laws, ordinances, orders, rules, and regulations enacted or promulgated by any governmental authority relating to (a) the Permitted Use; (b) Tenant’s activities while on the Premises; (c) any existing structure, improvement, or equipment that Tenant is permitted to utilize pursuant to this lease; or (d) any structure, improvement, or equipment erected or installed by Tenant on the Premises in accordance with this lease, including times and manner for hunting and removing game (and keeping of any applicable records), handling and discharging firearms, operating motor vehicles, and consuming alcoholic beverages.

4.           Pay, in advance, Base Rent to Landlord at Landlord’s Address.

5.           Allow Landlord to enter the Premises to inspect the Premises and show the Premises to prospective purchasers or tenants.

6.           Operate vehicles on the Land in a manner that will not damage existing roads, trails, or vegetation.

7.           Keep all gates on the Land closed and locked.

8.           Enter and exit the Premises only at those places designated by Landlord.

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9.           Repair or replace any damage caused by Tenant to the Land, crops, livestock, or Excluded Improvements.

10.         Vacate the Premises on the last day of the Term.

11.         Properly supervise all persons present on the Premises at the invitation or request of Tenant.

12.         Indemnify, Defend, and Hold Landlord harmless from any Injury (and any resulting or related claim, action, loss, liability, or reasonable expense, including attorney’s fees and other fees and court and other costs) arising from or related to Tenant’s use of the Premises.  The indemnity contained in this paragraph  will survive the end of the Term, and will apply even if an Injury is caused in whole or in part by the ordinary negligence or strict liability of Landlord but will not apply to the extent an Injury is caused by the gross negligence or willful misconduct of Landlord.

B.           Tenant agrees not to—
1.           Use the Premises for any purpose other than the Permitted Use.

2.           Create or allow a nuisance or permit any waste or injury to the Premises or the crops or livestock thereon.

3.           Change Landlord’s lock system.

4.           Alter the Premises, including clearing new roads or trails, digging ponds or tanks, moving or erecting any fences, or locating on the Premises any type of manufactured housing or mobile home.

5.           Allow a lien to be placed on the Premises.

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6.           Assign this lease or sublease any portion of the Premises without Landlord’s written consent.

C.           Landlord agrees to lease to Tenant the Premises for the entire Term beginning on the Commencement Date and ending on the Termination Date.

D.           Landlord agrees not to –

1.           Allow any use of the Premises inconsistent with Tenant’s Permitted Use as long as Tenant is not in default.

E.           Landlord and Tenant agree to the following:

1.           Alterations.  Any physical additions or improvements to the Premises made by Tenant will become the property of Landlord.  Landlord may require that Tenant, at termination of this lease and at Tenant’s expense, remove any physical additions and improvements, repair any alterations, and restore the Premises to the condition existing at the Commencement Date, normal wear excepted.

2.           Abatement. Tenant’s covenant to pay Rent and Landlord’s covenants are independent.  Except as otherwise provided, Tenant will not be entitled to an abatement or refund of Rent for any reason.

3.           Release of Claims.  Tenant releases Landlord from all claims or liabilities for any Injury to Tenant while present on the Premises or to Tenant’s property located on the Premises.  The release in this paragraph will apply even if the damage or loss is caused in whole or in part by the ordinary negligence or strict liability of Landlord but will not apply to the extent the damage or loss is caused by the gross negligence or willful misconduct of Landlord.

4.           Condemnation/Substantial or Partial Taking.

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a. If the Premises cannot be used for the Permitted Use because of condemnation or purchase in lieu of condemnation, this lease will terminate.

 b.      If there is a condemnation or purchase in lieu of condemnation and this lease is not terminated, the Rent payable during the unexpired portion of the Term will be adjusted as may be fair and reasonable.

    c.    Tenant will have no claim to the condemnation award or proceeds in lieu of condemnation.

5.           Default by Landlord/Events.  A default by Landlord is the failure to comply with any provision of this lease that is not cured within thirty days after written notice.

6.           Default by Landlord/Tenant’s Remedies.  Tenant’s remedies for Landlord’s default are to sue for damages and terminate this lease.

7.           Default by Tenant/Events.  Defaults by Tenant are (a) failing to pay timely Rent; (b) abandoning or vacating a substantial portion of the Premises; and (c) failing to comply within ten (10) days after written notice with any provision of this lease other than the defaults set forth in (a) and (b) above.

8.           Default by Tenant/Landlord’s Remedies.  Landlord’s remedies for Tenant’s default are to (a) enter and take possession of the Premises, after which Landlord may relet the premises on behalf of Tenant and receive the Rent directly by reason of the reletting, and Tenant agrees to reimburse Landlord for any expenditures made in order to relet; (b) enter the premises and perform Tenant’s obligations; and (c) terminate this lease by written notice and sue for damages.  Landlord may enter and take possession of the Premises by self-help, by picking or changing locks if necessary, and may lock out Tenant or any other person who may be hunting on the Premises, until the default is cured, without being liable for damages.

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9.           Default/Waiver/Mitigation.  It is not a waiver of default if the nondefaulting party fails to declare immediately an event of default or delays in taking any action.  Pursuit of any remedies set forth in this lease does not preclude pursuit of other remedies in this lease or provided by law.  Landlord and Tenant have a duty to mitigate damages.

10.         Holdover.  If Tenant does not vacate the Premises following termination of this lease, Tenant will become a tenant at will and must vacate the Premises on receipt of notice from Landlord.  No holding over by Tenant, whether with or without the consent of Landlord, will extend the Term.

11.         Alternative Dispute Resolution.  Landlord and Tenant agree to mediate in good faith before filing a suit for damages.

12.         Attorney’s Fees.  If either party retains an attorney to enforce this lease, the party prevailing in litigation is entitled to recover reasonable attorney’s fees and other fees and court and other costs.

13.         Venue.  Exclusive venue is in the county in which the premises are located.

14.           Entire Agreement.  This lease, together with the attached exhibits and riders, is the entire agreement of the parties, and there are no oral representations, warranties, agreements, or promises pertaining to this lease or to any expressly mentioned exhibits and riders not incorporated in writing in this lease.

15.           Amendment of Lease.  This lease may be amended only by an instrument in writing signed by Landlord and Tenant.

16.           Limitation of Warranties.  There are no implied warranties of merchantability, of fitness for a particular purpose, or of any other kind arising out of this lease, and there are no warranties that extend beyond those expressly states in this lease.

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17.           Notices.  Any notice required or permitted under this lease must be in writing.  Any notice required by this lease will be deemed to be delivered (whether actually received or not) when deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this lease. Notice may also be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received.  Any address for notice may be changed by written notice delivered as provided herein.

18.           Mineral Interests.  This lease is subordinate to any present or future oil, gas, or other mineral exploration agreements and leases relating to the Land.  Landlord will not be liable to Tenant for any damages for actions attributable to those agreements and will receive all consideration paid therefore.

19.           Landlord’s Use.  Landlord, both for Landlord and for third parties, retains the right to enter on and use the Land for grazing, farming, erecting telecommunications towers or antennas, and other uses that do not materially interfere with the Permitted Use.

20.           Identity.  Landlord reserves the right to verify the identity of all persons on the Premises.

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LANDLORD:                        CLAYTON WILLIAMS RANCH CO.

By:___________________________
Name:  L. Paul Latham
Title:    Vice President

TENANT:                              CLAYTON WILLIAMS ENERGY, INC.

By:___________________________
Name:  L. Paul Latham
Title:    Executive Vice President

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EXHIBIT A
HIGH LONESOME RANCH

(Description of Leased Premises)